Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Brian Anderson, VP, Strategy & Investor Relations	Keith Negrin, VP, Communications
651-447-4197	612-669-1459
brian.anderson@deluxe.com	keith.negrin@deluxe.com

Michelle Collins Elected to Deluxe Board of Directors

MINNEAPOLIS – (BUSINESS WIRE) – August 20, 2025 — Deluxe (NYSE: DLX), a trusted Payments and Data company, has announced the election of Michelle T. Collins to its Board of Directors.

Ms. Collins is a retired Deloitte partner with more than four decades of experience in advising and guiding companies through challenges such as business transformations, mergers and acquisitions, enterprise risk management, financial accounting and reporting, and SEC compliance. As a trusted advisor to the c-suite, audit committees, and boards of directors, she brings a history of sound judgment and a proven record helping companies navigate complex business issues, innovative growth opportunities, and technology disruption.

“Michelle has a history of innovative thinking that blends perfectly with Deluxe and the journey we are on,” said Cheryl Mayberry McKissack, Chair of the Deluxe Board of Directors. “She is known for her collaborative, focused, results-oriented approach, and adding her vast experience to our board will reap benefits across the company.”

“I am looking forward to working alongside a senior executive as accomplished and well versed in the financial world as Michelle,” said Barry McCarthy, President and CEO of Deluxe. “Her experience in guiding high-performing teams through transformation will prove invaluable to Deluxe.”

“I’m honored to be named to the board of a dynamic, growing company like Deluxe,” said Collins. “I look forward to bringing my experience and expertise to bear in helping the company realize its vision as a trusted Payments and Data company.”

Ms. Collins recently served as Vice Chair and a member of Deloitte’s U.S. Board of Directors. During her six-year tenure on the Board, she served as the Chair of the Governance Committee and Chair of the Finance and Audit Committee. She is a graduate of Western Michigan University with a BS in Accounting and a Certified Public Accountant.

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About Deluxe Corporation
Deluxe, a trusted Payments and Data company, champions business so communities thrive. Our solutions help businesses pay, get paid, and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com.